                                                                                        Exhibit 10.179

October 23, 2002

Wyeth
5 Giralda Farms
Madison, New Jersey  07940

Re:      Supply of Frozen Product for 2002-03 Flu Season

Dear Mr. Hans Mueller:

As you know, pursuant to that certain United States License and Co-Promotion Agreement dated January 11, 1999 by and between Aviron,
Inc. (now MedImmune Vaccines, Inc.) and American Home Products Corporation (now Wyeth) (as amended by the First Amendment to United
States License and Co-Promotion Agreement of even date herewith the "U.S. Agreement"), MedImmune Vaccines, Inc. ("MedImmune
Vaccines") and Wyeth are collaborating to develop, commercialize, market and promote MedImmune Vaccines's proprietary intranasally delivered cold-adapted vaccine formulation against influenza and influenza-associated illnesses, including otitis media infection, known as FluMist(R)or FluEnz(TM)(collectively, "FluMist") in the United States and its territories and possessions. The purpose of this letter agreement (the "Letter Agreement") is to confirm certain agreements and understandings we have reached with respect to the supply of the Frozen Product by MedImmune Vaccines to Wyeth under the U.S. Agreement and that certain FluMist(R)Supply Agreement dated January 11, 1999 (as amended by the FluMist(R)Supply Agreement Amendment dated January 1, 2001 and the Second Amendment to
FluMist(R)Supply Agreement dated effective as of the date hereof by and between Wyeth and MedImmune Vaccines the "Supply
Agreement"), which agreement covers, in part, the manufacture and supply of FluMist for distribution and sale by Wyeth in the U.S.
Territory. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Supply Agreement.

1. The parties acknowledge and agree that, except as otherwise expressly set forth herein, the terms of this Letter Agreement, rather than the Supply Agreement, shall govern MedImmune Vaccines's manufacture and supply of Frozen Product for the 2002-03 Flu
Season to Wyeth for distribution and sale by Wyeth in the U.S. Territory, as well as Wyeth's payment to MedImmune Vaccines for the supply of such product if Regulatory Approval of such product in the U.S. Territory is obtained prior to or during the 2002-03 Flu
Season. All manufacture and supply of Frozen Product for subsequent Flu Seasons shall be governed solely by the terms of the Supply
Agreement.

2. As of the date of this Letter Agreement, Regulatory Approval of the Frozen Product in the U.S. Territory has not been obtained. A
BLA for the Frozen Product was submitted to the FDA in October 2000. Based on the parties' expectation that Regulatory Approval for the Frozen Product in the U.S. Territory would be obtained prior to the commencement of the 2002-03 Flu Season, the U.S. Frozen
Forecast for such Flu Season was (CONFIDENTIAL TREATMENT REQUESTED) doses of Frozen Product. However, because Regulatory Approval in the U.S. Territory for the Frozen Product has not yet been obtained, the parties hereby agree that they shall not undertake a formal launch of the Frozen Product in the 2002-03 Flu Season even if such Regulatory Approval is obtained prior to the end of the 2002-03
Flu Season.

3. Irrespective of the status of Regulatory Approval of the Frozen Product in the U.S. Territory, Wyeth shall pay to MedImmune
Vaccines the amount of twenty-five million dollars ($25,000,000) no later than December 15, 2002 to assist MedImmune Vaccines in its manufacturing expenses incurred in connection with the aborted formal launch of the Frozen Product in the 2002-03 Flu Season (such payment, the "Voluntary Payment"). The parties agree that Section 3.3(b) of the Supply Agreement does not and shall not apply to a situation where Regulatory Approval for a Product (Frozen Product or Liquid Product) has not been obtained. The parties agree that this payment is for manufacturing activities performed by MedImmune Vaccines in the 2002 calendar year, and that MedImmune Vaccines has no future service obligation attendant to that voluntary payment.

4. The parties now anticipate that Regulatory Approval of the Frozen Product in the U.S. Territory may be obtained on or prior to
(CONFIDENTIAL TREATMENT REQUESTED). Because of such possibility, MedImmune Vaccines agrees to use Commercially Reasonable Efforts to manufacture a minimum of (CONFIDENTIAL TREATMENT REQUESTED) doses of Frozen Product for supply to Wyeth for distribution and sale in the U.S. Territory during the 2002-03 Flu Season, and at its discretion may manufacture additional doses over such (CONFIDENTIAL
TREATMENT REQUESTED) minimum doses. Subject to obtainment of Regulatory Approval of the Frozen Product in the U.S. Territory on or
before (CONFIDENTIAL TREATMENT REQUESTED), and MedImmune Vaccines supplying to Wyeth such (CONFIDENTIAL TREATMENT REQUESTED) doses of Frozen Product that are accepted by Wyeth under Section 6.3(a) of the Supply Agreement, Wyeth agrees, from the effective date of this Letter Agreement, to use Commercially Reasonable Efforts to continue with preparations to conduct limited marketing and sales activities sufficient to sell (CONFIDENTIAL TREATMENT REQUESTED) doses of Frozen Product in the U.S. Territory during the 2002-03
Flu Season. If MedImmune Vaccines manufactures and supplies to Wyeth more than (CONFIDENTIAL TREATMENT REQUESTED) doses of Frozen
Product, Wyeth shall use Commercially Reasonable Efforts to sell such additional doses.

5. If Regulatory Approval for the Frozen Product in the U.S. Territory is obtained on or before (CONFIDENTIAL TREATMENT REQUESTED),
Wyeth agrees to purchase all (CONFIDENTIAL TREATMENT REQUESTED) doses of Frozen Product supplied by MedImmune Vaccines, subject to
Wyeth's acceptance of such doses under Section 6.3(a) of the Supply Agreement.

6. If Regulatory Approval for the Frozen Product in the U.S. Territory is not obtained on or before (CONFIDENTIAL TREATMENT
REQUESTED), MedImmune Vaccines shall have no obligation to supply, and Wyeth shall have no obligation to purchase from MedImmune
Vaccines or to distribute and sell commercially, Frozen Product for the 2002-03 Flu Season. If such Regulatory Approval is obtained after (CONFIDENTIAL TREATMENT REQUESTED) but prior to the end of the 2002-03 Flu Season, MedImmune Vaccines, at its sole option, may offer to supply to Wyeth doses of Frozen Product for the 2002-03 Flu Season for distribution and sale. Wyeth, at its sole option, may purchase such doses of Frozen Product and distribute and sell such Frozen Product under the terms and conditions of the U.S.
Agreement.

7. No later than the seventh working day in January, Wyeth shall provide MedImmune Vaccines with a written report summarizing the number of doses of Frozen Product sold in the U.S., and a calculation of average Net Sales per dose, based on Wyeth's best estimates and including those accruals and estimates reflected in Wyeth's financial records. Within thirty (30) days following the end of the
2002-03 Flu Season, Wyeth shall provide MedImmune Vaccines with a written report setting forth (a) the number of doses of Frozen
Product actually sold in the U.S. Territory for the 2002-03 Flu Season, and (b) a written calculation of the Average Selling Price for such Flu Season. The Average Selling Price shall be determined by dividing the Net Sales of the Frozen Product by the number of doses of such Product actually sold. The parties acknowledge and agree that, other than those payments due under the U.S. Agreement
(e.g., royalties, milestone payments, and reimbursement for clinical and commercialization expenses), the entire amount payable by
Wyeth to MedImmune Vaccines for the 2002-03 Flu Season (the "Total Payment") shall be based on the following calculation:

(CONFIDENTIAL TREATMENT REQUESTED)

8. Each party shall keep the other party promptly updated regarding the status of the BLA for the Frozen Product and any contacts with the FDA regarding the Frozen Product. The parties shall periodically review and modify the manufacture and supply provisions in this Letter Agreement for the 2002-03 Flu Season based on the status of the BLA and the anticipated date for obtaining Regulatory
Approval for the Frozen Product in the U.S. Territory.

9. The parties have reached an agreement regarding Commercialization Expenses and Sales and Marketing Expenses under Sections 7.4 and 7.6 of the U.S. Agreement for the 2002-03 Flu Season. The parties have agreed that these expenses will total (CONFIDENTIAL
TREATMENT REQUESTED) for the calendar year 2002. Promptly after the date of this Letter Agreement, the parties shall discuss in good faith how to handle Commercialization Expenses and Sales and Marketing Expenses under Sections 7.4 and 7.6 of the U.S. Agreement for subsequent Flu Seasons.

10. The JCC will agree to a forecast for the 2003-04 Flu Season not later than January 31, 2003. This forecast shall become the U.S.
Frozen Forecast if Regulatory Approval is obtained prior to June 30, 2003. In the event Regulatory Approval is not obtained prior to
June 30, 2002, this forecast shall remain non-binding.

11. A Technical Team, consisting of personnel from both parties, will expeditiously prepare a plan for the clinical development of the Liquid Formulation in the U.S. Territory. In preparing such plan, the Technical Team will consider in good faith the applicability of the current Wyeth ex-U.S. clinical development program to obtaining Regulatory Approval of the Liquid Formulation in the U.S. Territory, and will seek to avoid duplication of efforts wherever possible. Such plan will be discussed with the FDA once Regulatory Approval of the Frozen Product in the U.S. Territory has been achieved. The plan will be modified, if necessary, based on the FDA's comments. This modified plan will then become the clinical development plan for the Liquid Formulation in the
U.S. Territory. The sharing of costs for all ex-U.S. clinical trials conducted by Wyeth that are used to obtain Regulatory Approval of the Frozen Product and the Liquid Product in the U.S. Territory will be in accordance with the terms of the U.S. Agreement.

12. Any waiver, modification, or amendment of any provision of this Letter Agreement shall be effective only if in writing and signed by both parties.

13. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles or provisions that would result in the application of the substantive laws of another jurisdiction.

Please sign where indicated below to indicate your acceptance of and agreement to the terms set forth above on behalf of Wyeth.

Very truly yours,

/s/ Melvin D. Booth
Melvin D. Booth
President, Chief Operating Officer
MedImmune Vaccines, Inc.

Accepted and agreed:

/s/ Ronald Alice
Ronald Alice
Vice President, Legal Department
Wyeth